CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Bjurman, Barry Funds:

We consent to (a) the use in this Post-Effective Amendment No. 10 to Registration Statement No. 333-16033 on Form N-1A of our report dated May 20, 2004, appearing in the Annual Report which is incorporated by reference in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading "Other Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" and "Auditors" in the Prospectus, which is a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP
Los Angeles, California
July 26, 2004